Exhibit 23(j)

CONSENT OF DR. MICHAEL J. BOSKIN

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Ozark Holding Inc. in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (File No. 333-129139) under the Securities Act of 1933, as amended, relating to the business combination of Oracle Corporation and Siebel Systems, Inc.

By:	/s/ Michael J. Boskin
Dr. Michael J. Boskin

November 23, 2005